CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-264688 on Form S-8 and No. 333-264619 on Form F-3 of our report dated March 29, 2024 relating to the consolidated financial statements of Gogoro Inc. appearing in the Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ Deloitte & Touche
Taipei, Taiwan
Republic of China
March 29, 2024